Tuscan Gardens Secured Income Fund, LLC

189 South Orange Avenue, Suite 1650, Orlando, Florida 32801
(407) 331-8004

Dated:  June 19, 2015

10,000 Multi-Class Preferred Membership Units

The Offering will commence promptly after the date of this Offering * Circular and will terminate upon the earlier of: (i) the completion * of the sale of all of the Units, or (ii) December 31, 2016. The * Offering may be extended by the Fund in its sole discretion (the * "Offering Period"). The Offering may be closed from time to time, * in tranches of any number of Units (collectively the "Closings"). *
The total amount of the Offering is Fifty Million Dollars ($50,000,000).

During the Offering Period, funds collected for the purchase of Units * will be deposited in an escrow account owned by the Fund but escrow * may be broken at such time as Fifty (50) Units are sold and the * investment proceeds are received in the amount of Two Hundred and * Fifty Thousand Dollars ($250,000.00). Thereafter, escrow deposits * will not be required. See the "Securities Being Offered" section * for specific information and disclosures concerning the securities * offered in this Offering.

	Price to Public	Underwriting Discounts and Commissions	Proceeds
to the Fund
Proceeds to other persons
Per Unit	$5,000	N/A	$5,000	N/A
Total Minimum	$250,000	N/A	$250,000	N/A
Total Maximum	$50,000,000	N/A	$50,000,000	N/A







These securities are speculative and involve a high degree of risk. * You should purchase Units only if you can afford to lose your entire * investment. See the "RISK FACTORS" section beginning on Page 2 for * information that management believes present the most substantial * risk to an investor in this Offering.

The United States Securities and Exchange Commission does not pass * upon the merits of or give its approval to any securities offered or * the terms of the Offering, nor does it pass upon the accuracy or * completeness of any Offering circular or other solicitation materials. * These securities are offered pursuant to an exemption from registration * with the Commission; however, the Commission has not made an independent * determination that the securities offered are exempt from registration.

An Offering statement pursuant to Regulation A relating to these * securities has been filed with the Securities and Exchange Commission. * Information contained in this Preliminary Offering Circular is subject * to completion or amendment. These securities may not be sold nor may * offers to buy be accepted before the Offering statement filed with the * Commission is qualified. This Preliminary Offering Circular shall not * constitute an offer to sell or the solicitation of an offer to buy nor * may there be any sales of these securities in any state in which such * offer, solicitation or sale would be unlawful before registration or * qualification under the laws of any such state. We may elect to satisfy * our obligation to deliver a Final Offering Circular by sending you a * notice within two business days after the completion of our sale to you * that contains the URL where the Final Offering Circular or the Offering * statement in which such Final Offering Circular was filed may be obtained.

Generally, no sale may be made to you in this Offering if the aggregate * purchase price you pay is more than 10% of the greater of your annual * income or net worth. Different rules apply to accredited investors and * non-natural persons. Before making any representation that your * investment does not exceed applicable thresholds, we encourage you to * review Rule 251(d)(2)(i)(C) of Regulation A. For general information on * investing, we encourage you to refer to www.investor.gov.



Table of Contents


	Page
SUMMARY AND RISK FACTORS
Offering Circular Summary	1
Risk Factors	2
FORWARD LOOKING STATEMENTS AND INFORMATION	7
PLAN OF DISTRIBUTION	8
USE OF PROCEEDS	8
DESCRIPTION OF BUSINESS	9
DESCRIPTION OF PROPERTY	10
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS * OF OPERATIONS
	10
Operational Plan	10
DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES	11
COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS	12
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS	13
INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS	13
SECURITIES BEING OFFERED	13
Description of the Asset Classes Offered	13
Description of the Securities Offered	13



SUMMARY AND RISK FACTORS

Offering Circular Summary

This summary only highlights selected information contained in greater * detail elsewhere in this Offering Circular and does not contain all of * the information that you should consider before investing in the Units. * You should carefully read the entire Offering Circular, including *
"Risk Factors" beginning on Page 2, and the financial statements, before * making an investment decision.

The Company and Organizational Structure

Tuscan Gardens Secured Income Fund, LLC is a newly formed Florida * limited liability company that intends to acquire real estate parcels * in the United States for the development and construction of luxurious * senior housing communities consisting of independent living, assisted * living and/or memory care units, and ultimately to own and/or operate * or sell the Properties.

The Fund is managed by Tuscan Gardens Secured Income Fund Manager LLC * (the "Manager"). The Manager will be making the investment decisions * for the Fund. Tuscan Gardens Management Corporation (the "Management * Corporation") is the Manager of Tuscan Gardens Secured Income Fund * Manager LLC, and will be making the business decisions for Tuscan * Gardens Secured Income Fund Manager LLC.

Market Opportunity

We believe that the senior housing market is underserved in many * geographic areas and that there is significant opportunity in this * market, particularly in areas with mid to upper income demographics.

The properties that will be acquired and/or developed by the Fund are * intended to consist of properties which are primarily located in * primary market areas which reflect mid to upper income demographics * within an age cohort of 75 and above which are under-served by * existing senior housing facilities. The senior housing communities * will have approximately 130,000 to 210,000 square feet located on * parcels of approximately 5 to 12 acres.

The Offering

This Offering involves the purchase of Multi-Class Preferred * Membership Units ("Units") in the Fund, which was formed for the * purpose of acquiring one (1) to twenty (20) parcels of real estate in * the United States, developing and constructing on each parcel a * luxurious senior housing community consisting of independent living, * assisted living and/or memory care for approximately sixty (60) to * two-hundred and forty (240) residents (collectively the "Properties"), * and ultimately to own and/or operate or sell the Properties.

We are offering a minimum of Fifty (50) Units and a maximum of Ten * Thousand (10,000) Units. Each Unit is priced at Five Thousand Dollars * ($5,000) and a minimum purchase of five (5) Units is required, * although the minimum number of Units may be offered in fractions at * the discretion of the Manager. The executive management of the Fund * may purchase less. Any number of additional Units may be purchased.


Risk Factors

An investment in the Units offered hereby involves a number of risks. * Prospective investors should carefully consider the following * information about these risks, together with the other information in * this Offering Circular, before investing in the Units.

The Fund is engaged in a business that involves a number of risks and * an investment in the Units is speculative in nature. Prospective * investors should make an investment in the Units only after consulting * with independent, qualified sources of investment and tax advice and * only if their financial condition will permit them to bear the risk of * a total loss of their investment. Prospective investors should consider * an investment in the Units only as a long-term investment.

Prospective investors should carefully consider the risks and * uncertainties described below, as well as all of the other information * included in this Offering Circular, before deciding whether to purchase * any Units. Any of the following risks and uncertainties could materially, * adversely affect the Fund and its overall financial condition and, * therefore, could negatively impact the value of an investment. * Prospective investors should not invest in the Units unless they can * afford to lose the investment made with the Fund.

Risks Related to the Company's Business and Business Model

Tuscan Gardens Design Concept. The design concept upon which Tuscan * Gardens is premised includes, as the centerpiece of the residence, an * open, community kitchen, accessible to all residents. There can be no * assurance that the Fund will be able to bring that design concept to * fruition to its fullest, based on health, safety, and other laws, rules, * regulations and standards applicable to the structure and its intended use.

Lack of operating history. The Fund and its affiliated entities have no * operating history. The Fund is using an unproven business model and * cannot guarantee that the business model is appropriate to the * implementation of its business plan.

Unproven revenue and profit potential of our business model. Because the * business model is unproven as to the sizes of the assisted living and * memory care units and the combination of the two of them, both the * revenue and profit potential of the Fund are uncertain. If the Fund * meets its revenue expectations, there is no guarantee that the Fund will * be profitable or that costs will not continue to exceed revenue.

The revenue is dependent upon one tenant. The Properties will have one * tenant. There is a risk that tenant will not be able to maintain * necessary occupancy levels in one or more of the Properties and there is * no guarantee that tenant will be profitable. There is a risk that tenant * will be unable to pay the rent as it comes due. If the rent is not paid * as it comes due, the Fund may not be able to pay the normal, recurring * operating expenses of the Properties and/or the required monthly loan * payments. The risk of being unable to pay the recurring operating * expenses and the required monthly loan payment is that the Fund, at the * extreme, could face foreclosure on one or more of the Properties or in a * lesser case, the projected cash distributions will not be able to be made.

Lack of tenant operational history for Properties. The Properties have * not yet been identified, purchased, developed or constructed, and are * not in operation at this time, and it is not possible to determine if the * Properties will be profitable. If the Properties are not profitable, the * tenant could cease operating the locations and cease rent payments. If * the rents are not paid as they come due, the Fund may not be able to pay * the normal, recurring operating expenses of the Properties, as are * required, and/or the required monthly loan payments. The risk of being * unable to pay the recurring operating expenses and the required monthly * loan payment is that the Fund, at the extreme, could face foreclosure * on one or more of the Properties or in a lesser case, the projected * cash distributions will not be able to be made.

Licensing Requirements. The assisted living component of Tuscan * Gardens, as well as the memory care component, each requires a license * from various states to operate. While the Fund Manager believes that * it will obtain those licenses, there can be no assurances that the * licenses will either be issued or be issued on a timely basis.

Risks of having no control in management. Under the Operating Agreement, * Preferred Members do not have a right to participate in the management of * the Fund's affairs and have no voting rights. Preferred Members cannot * propose changes to the Manager or to the Operating Agreement.

Under the Operating Agreement, it may also be difficult for Preferred * Members to enforce claims against the Manager, which means that * Preferred Members may not be able to recover any losses they may * suffer through their ownership of Units arising from acts of the * Manager that harm the Fund's business.

The Manager and its management must discharge their duties with * reasonable care, in good faith and in the best interest of the Fund. * Despite this obligation, the Operating Agreement limits management's * liability to the Fund and all Members. The Manager is not liable for * monetary damages unless it involves receipt of an improper personal * financial benefit, a willful failure to deal fairly with the Fund on * matters where there is a material conflict of interest, a knowing * violation of law, or willful misconduct. Any Member's ability to * bring legal action against the Manager for these actions is also * limited. Members may only bring a legal action on behalf of the *
Fund if it has refused to bring the action or an effort to cause * the Manager to bring the action is not likely to succeed.

Members must rely on the Manager for management of the business. * The Manager will make all decisions with respect to the management * of the Fund. Preferred Members will have no right or power to take *
part in the management of the Fund. Therefore, they will be relying * entirely on the Manager for management of the Fund and the operation * of its business. The Manager may not be removed under the Operating * Agreement.

Certain affiliates of the Manager shall determine what is in the * best interests of the Fund and its Members. Certain individuals * control the majority of the membership interests of the Manager. * Therefore, these individuals will have a dominant role in determining * what is in the best interests of the Fund. Since no person other * than these individuals has any direct control over management of * the Fund, it does not have the benefit of independent consideration * of issues affecting its operations. Therefore, these individuals * will determine the propriety of their own actions, which could * result in a conflict of interest and a risk to the viability and * success of the Fund when they are faced with any significant * decisions relating to the affairs of the Fund.

Voting rights are limited under the Operating Agreement as well * as under the Florida Revised Limited Liability Company Act. Only * the Manager may take the following significant actions:

(a)	to amend the Operating Agreement;

(b)	to change the Fund's business purpose or the investment *
objectives;

(c)	to sell the Fund's Properties;

(d)	to authorize a merger of the Fund; or

(e)	to authorize the dissolution of the Fund.

Preferred Members will not have the right to vote on any matters * that the current Members may vote on other than those which attempt * to change or modify the rights and privileges as a Preferred Member.*
  In addition, the Florida Revised Limited Liability Company Act * does not grant Preferred Members any other specific voting rights.

Indemnification of Manager and Management Corporation. The Operating * Agreement provides indemnification of the Manager and the Management * Corporation. The Fund is bound to indemnify and hold the Manager * and the Management Corporation harmless for any acts done or omitted * to be done, under the authority granted to the Manager and the * Management Corporation, except in the case of bad faith, willful or * intentional misconduct, gross negligence, reckless conduct or a * knowing violation of law. This indemnification will provide the * Members with a more limited right of action against the Manager * and the Management Corporation than they would have if the * indemnification were not in the Operating Agreement.

Limitation of Remedies. The Operating Agreement requires that * all investors arbitrate any dispute regarding their investment * as well as the respective rights of the parties under the Operating * Agreement. All investors further agree that arbitration will * be binding and held in Orlando, Florida before a single * arbitrator. As a result, each investor waives any rights to a * jury trial.

Risks Related to the Offering

Arbitrary Determination of the Offering Price. The Offering * price has been arbitrarily determined by the Manager and may * not bear any relationship to assets acquired or to be acquired * or the book value of the Company or any other established criteria * or quantifiable indicia for valuing a business. Neither the * Company nor the Manager represents that the Units have or will * have a market value equal to their Offering price or that the * Units could be resold (if at all) at their original Offering price.

Breaking Escrow. The Fund may break escrow when Fifty (50) Units * have been sold and the Fund has received investment funds therefor * of Two Hundred and Fifty Thousand Dollars ($250,000.00). There can * be no assurance that the Fund will be able to sell the remaining * offered Units at any price.

No Market for Units. There is a risk that no market for the Units * will ever exist and as a result, the investment in the Fund is * illiquid in the event the Member desires to liquidate their * interest. If a Member attempts to sell their Units, prior to * the dissolution of the Fund, there is no certainty that they can * be sold for full market value or that the Units may be sold at any * price.

Investment Risk. There can be no assurance that the Fund will * be able to achieve its investment objectives or that Members will * receive any return of their capital. Investment results may vary * substantially over time and as a result, investors should * understand that the results of a particular period will not * necessarily be indicative of results in future periods.

Risk of inability to obtain financing. There is no guarantee * that the Fund will be able to obtain financing under these terms * for the acquisition, development and/or construction of the * Properties or that any such financing will not exceed seventy-* five percent (75%) of the value of the completed Properties.

Fund intends to use leverage. The Fund's objectives include the * use of leverage in the acquisition, development, construction, * and operation of the Properties. If the Fund does obtain * financing, the use of leverage increases the risk of an * investment in the Units, as it is possible that the rental * income from the Properties, in any month, will be inadequate to * make the monthly debt service required on the financing * obtained. A result of being unable to make the required * financing payments could be that the lender could complete a * foreclosure and all of the investment in the Units will be * lost. There is also the risk that at the time of the sale of * the Properties, the sales proceeds will not be greater than the * amount needed to pay off the remaining balance of the financing * and, as a result, no cash will be available for distribution to * the Members.

Lack of capital. There is a risk that the amount of capital to * be raised by the Fund will be insufficient to meet the * investment objectives of the Fund. If there is a shortage of * capital, the Manager will use best efforts to obtain funds from * a third party. Obtaining funds from a third party may require an * increase in the amount of financing the Fund will be obligated * to repay. In addition, there is no certainty that funds from a * third party will be available at a reasonable cost, if available * at all.

General economic conditions may affect the value and the timing * of sales of Fund Properties or the ability to finance the * Properties. The real estate market is affected by many factors, * such as general economic conditions, the availability of * financing, interest rates and other factors, including the * supply and demand for real estate investments, all of which are * beyond the control of the Fund. The Fund cannot predict whether * it will be able to sell its Properties for a price or on terms * which are acceptable. Further, the Fund cannot predict its * ability to obtain adequate funding from a third party lender to * purchase any Property. There are no assurances that the Fund can * successfully achieve its investment goals and therefore, * investors may have to hold their Units for an indefinite period * of time, or have their Units sold or redeemed for less than the * Preferred Members' Capital Investment.

Environmentally hazardous property. Under various federal, * state and local environmental laws, ordinances and regulations, * a current or previous owner or operator of real property may be * liable for the cost of removal or remediation of hazardous or * toxic substances on, under or in such property. Such laws often * impose liability whether or not the owner or operator knew of, * or was responsible for, the presence of such hazardous or toxic * substances. Environmental laws also may impose restrictions on * the manner in which property may be used or businesses may be * operated, and these restrictions may require expenditures. * Environmental laws provide for sanctions in the event of * noncompliance and may be enforced by governmental agencies or, * in certain circumstances, by private parties. In connection * with the ownership of the Properties, the Fund may be * potentially liable for such costs. The cost of defending * against claims of liability, complying with environmental * regulatory requirements or remediating any contaminated * property could materially adversely affect the value of the * Fund's Properties and the Units.

Real estate investments are long-term investments and may be * difficult to sell in response to changing economic conditions. * Virtually all real property investments are subject to certain * inherent risks. Real estate investments are generally long-term * investments which cannot be quickly be converted to cash. Real * property investments are also subject to adverse changes in * general economic conditions or local conditions which may reduce * the demand for commercial property.

Limited operating reserves. The Fund intends to establish an * operating reserve account with a portion of the proceeds raised * from this Offering to pay anticipated operating, administrative * and other expenses that shall be incurred following the Closing * Date of this Offering. If future expenses increase by * unanticipated amounts, the Fund may not have sufficient * reserves to pay these obligations. The Fund does not currently * have any commitment or arrangement in place to obtain additional * funding, and there are no assurances that additional funding can * be obtained, if necessary, or that such additional funding, if * obtained, will be adequate for its financial needs.

Legal, tax and regulatory risks. Legal, tax and regulatory * changes could occur during the lifetime of the Fund that may * adversely impact the Fund, its taxation status and any * distributions to Members.

Tax liability may exceed cash distribution from the * disposition. There is a risk that on the disposition of the * Properties the tax liability may exceed the distributable cash * available. In the event of a foreclosure, or other involuntary * disposition of the Properties, there is the possibility that a * Member may have a larger tax liability than the amount of cash * available for distribution at the time of the event, or at any * time in the future.

Risk of audit of Member's returns. There is a risk that an * audit of the Fund's records could trigger an audit of the * individual Member's tax records.

Risk Related to Conflicts of Interest

Manager or Management Corporation May be Involved in Similar * Investments. The Manager or the Management Corporation, or * their affiliates, may act as Managers in other limited liability * companies engaged in making similar investments and intend to * act as the Managers of new limited liability companies to be * formed.

Manager or Management Corporation May Have Interests in Similar *
Properties. The Manager or the Management Corporation, or their * affiliates, own or may come to own an interest in properties * that may compete with the Properties of the Fund.

Manager or Management Corporation May Act on Behalf of Others. * The Manager or the Management Corporation, or their affiliates, * who may act as managers for the Fund, may act in such capacities * for other investors, companies, partnerships or entities that * may compete with the Properties of the Fund.

Manager or Management Corporation May Raise Capital for Others. * The Manager or the Management Corporation, or their affiliates, * who will raise investment funds, may act in the same capacity * for other investors, companies, partnerships or entities that * may compete with the Properties of the Fund.

Manager's or Management Corporation's Compensation May be a * Conflict. The compensation plan for the Manager or the Management * Corporation may create a conflict between the interests of the * Manager, the Management Corporation, and the interests of the * Fund. Capital from the Fund will be used to fund the start-up * and operation of Tuscan Gardens until stabilization has occurred.

Members of Manager or Management Corporation Allocating Time and * Resources to Affiliated Entities. Members of the Manager or the * Management Corporation may have a conflict in allocating their * time and resources between the Fund and other business activities * they are involved with. The Operating Agreement does not specify * any minimum amount of time or attention that the Manager or the * Management Corporation or their Members must devote to the Fund.

Principals of Manager and Management Corporation May Provide for * Affiliated Partnerships. The principals of the Manager and the * Management Corporation are comprised of individuals who are also * principals of the Fund and other Fund affiliated organizations * organized to promote investments in assisted living facilities. * The Managers may provide for partnerships by and between those * organizations and the Fund to construct, develop and/or operate * Tuscan Gardens' facilities.

Principals of Manager and Management Corporation. The Manager * and the Management Corporation are comprised of individuals who * are also principals of the Fund, Tuscan Gardens Group, LLC, *
Tuscan Gardens Management Corporation, Tuscan Gardens Development * Corporation, Tuscan Gardens Management Group, LLC, Tuscan Gardens * Real Estate Fund, LLC, Tuscan Gardens Real Estate Fund Manager, * LLC, Tuscan Gardens Real Estate Advisors, LLC, Tuscan Gardens * Income Management Corporation, Tuscan Gardens Income Fund, LLC, * Tuscan Gardens Income Fund Manager, LLC, Tuscan Gardens Income * Fund Advisors, LLC, Tuscan Gardens Income Fund III, LLC, Tuscan * Gardens Income Fund III Manager, LLC, Delta Tuscan, LLC, Tuscan * Gardens of Longwood, LLC, Tuscan Gardens of Longwood Management * Company, LLC, Tuscan Gardens of Winter Park, LLC, Tuscan Gardens * of Winter Park Management Company, LLC, Tuscan Gardens of Venetia * Bay, LLC, Tuscan Gardens of Venetia Bay Management Company, LLC, * Tuscan Gardens of Venetia Bay Development Company, LLC, Tuscan * Gardens of Venetia Bay Properties, LLC, Tuscan Gardens Income Fund * II, LLC, Tuscan Gardens Income Fund II Manager, LLC, and Tuscan * Gardens, Inc., which owns the "Tuscan Gardens" brand name, trade * name, trade dress, design, and all other intellectual property, * and its affiliates, and PinoNicholson, PLLC, which represents all * of the above identified entities. A principal of the Manager and * the Management Corporation will also operate as the developers of * the properties to be purchased, developed and constructed by the * Fund and will receive development fees associated therewith. In * addition, Principals of Manager and Management Corporation may * provide additional or subsequent Private Offerings or Terms of * Offer different than herein for the construction, development * and/or operation of Tuscan Gardens' facilities.
FORWARD LOOKING STATEMENTS AND INFORMATION

This Offering Circular, as well as other documents connected * herewith, contain "forward-looking statements," such as statements * related to financial condition and prospects, lending risks, plans * for future business development and marketing activities, capital * spending and financing sources, capital structure, the effects of * regulation and competition, and the prospective business of the Fund. * In some cases you can identify these statements by forward-looking * words such as "anticipate," "believe," "estimate," "expect," * "intend," "may," "will," "continue," "anticipate," "could," "would," * "project," "plan," or the negative or plural of these words as well * as other or similar words and expressions.

You should not rely upon forward-looking statements as predictions * of future events. These forward-looking statements are subject to a * number of risks, uncertainties and assumptions, including those * described in "Risk Factors." In light of these risks, uncertainties * and assumptions, the forward-looking events and circumstances * discussed in this Offering Circular may not occur and actual results * could differ materially and adversely from those anticipated or * implied in the forward-looking statements.

Except as required by law, neither we nor any other person assumes * responsibility for the accuracy and completeness of the forward-* looking statements. We undertake no obligation to update publicly * any forward-looking statements for any reason after the date of this * Offering Circular to conform these statements to actual results or to * changes in our expectations.

You should read this Offering Circular and the documents that we * reference in this Offering Circular and have filed with the * Securities and Exchange Commission as exhibits to the Form 1-A of * which this preliminary Offering Circular is a part with the * understanding that our actual future results, levels of activity, * performance and events and circumstances may be materially different * from what we expect.

IN VIEW OF THE FOREGOING, EACH PROSPECTIVE INVESTOR SHOULD CONSULT * WITH HIS OR HER OWN ATTORNEYS, ACCOUNTANTS AND OTHER PROFESSIONAL * ADVISORS REGARDING THE DESIRABILITY AND CONSEQUENCES OF AN INVESTMENT * IN THE FUND.

PROSPECTIVE INVESTORS SHOULD NOT CONSTRUE THE CONTENTS OF THIS * OFFERING CIRCULAR OR ANY PRIOR OR SUBSEQUENT COMMUNICATIONS FROM THE * MANAGER, OR ANY PROFESSIONAL ASSOCIATED WITH THE OFFERING, AS LEGAL * OR TAX ADVICE. THE MANAGER AND THE FUND HAVE CONSULTED WITH LEGAL * COUNSEL, ACCOUNTANTS AND OTHER EXPERTS REGARDING THE FORMATION OF * THE FUND. SUCH PERSONNEL ARE ACCOUNTABLE TO THE FUND ONLY AND NOT *
TO THE MEMBERS THEMSELVES.


PLAN OF DISTRIBUTION

The offering and sale of the Units will be made to investors through * general solicitation. The Fund will not be utilizing an underwriter * or broker-dealer for the sale of the Units. An investor who desires * to invest in Units will complete the Qualification Profile and * Subscription Agreement. The Manager will confirm that all Members * meet the Fund's suitability standards.


USE OF PROCEEDS

The following table shows a summary of the use of proceeds generated * through the sale of Units to Members of the Fund.


SUMMARY OF THE USE OF PROCEEDS
Estimated Application of Proceeds of This Offering
	  Minimum
  Dollar
  Amount

   Percent	  Maximum
  Dollar
  Amount

 Percent
Gross Offering Proceeds	$250,000	   100.00%	$50,000,000*
	100.00%
Less Offering Expenses
Legal and Accounting	$1,250	0.5%	$250,000	0.5%
Marketing and Distribution	$22,500	9.00%	$4,500,000	9.00%
Due Diligence and Compliance Fee	$1,250	0.5%	$250,000	*
0.5%
Net Proceeds from Offering	$225,000	   100.00%	*
$45,000,000	100.00%
Use of Net Proceeds
Property Acquisition, Development and Construction	$213,750	*
95.00%	$42,750,000	95.00%
Legal Fees, Fund Management, Supervisory and Accounting Services and *
Other Working Capital Reserve	$11,250	5.00%	$2,250,000	5.00%
  Total Use of Net  Proceeds	$225,000	   100.00%	*
$45,000,000	100.00%

Determination of the Offering Price

The Offering price has been arbitrarily determined by the Manager and * may not bear any relationship to assets acquired or to be acquired or * the book value of the Company or any other established criteria or * quantifiable indicia for valuing a business. Neither the Company nor * the Manager represents that the Units have or will have a market value * equal to their Offering price or could be resold (if at all) at their * original Offering price.

DESCRIPTION OF BUSINESS

The Fund intends to acquire (1) to twenty (20) parcels of real estate * in the United States, developing and constructing on each parcel a * luxurious senior housing community consisting of independent living, * assisted living and/or memory care for approximately sixty (60) to * two-hundred and forty (240) residents (collectively the "Properties"), * and ultimately to own and/or operate or sell the Properties.

In addition, the Fund also contemplates, from time to time, the * acquiring existing senior housing communities offering some combination * of independent living, assisted living and/or memory care where a * substantial value addition can be made by the management team resulting * in favorable economic benefits to the Fund. Those opportunities may or * may not be in the luxurious senior housing segment, but would incorporate * mid-market to upper core senior housing community facilities.

The Manager may employ a Licensed Real Estate Broker, which may be an * affiliate, to manage the Properties under an appropriate property * management agreement and will pay a reasonable monthly management fee for * services provided. The Manager will manage the Fund so as to provide for * the generation of distributable income through the operations of the * Properties. The Manager shall make monthly distributions of the funds * available through the leasehold of the Properties on a monthly basis and * from operations annually, subject to retention of reasonable working * capital reserves, determined by and in the discretion of the Manager. * There will be no pro rata distribution for partial months. No revenue and, * therefore, no distributable income, will be generated, if at all, until * the properties are identified, purchased, developed, constructed, and * operating. There will be a lapse in time between the date of any * investment in the Fund until the Properties are completed and operating.

The Manager will attempt to minimize operating expenses, while keeping * the Properties well maintained. Throughout the term, the Manager will * attempt to maximize value of the Properties through the maximization of * the net operating income generated from operations of the Properties.

DESCRIPTION OF PROPERTY

The properties that will be acquired and/or developed by the Fund are * intended to consist of properties which are primarily located in primary * market areas which reflect mid to upper income demographics within an age * cohort of 75 and above which are under-served by existing senior housing * facilities. The senior housing communities will have approximately * 130,000 to 210,000 square feet located on parcels of approximately 5 to * 12 acres.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Our cash balance is $50,000 as of June 30, 2015. Our cash balance is not * sufficient to fund our limited levels of operations for any period of * time. We have been utilizing and may utilize funds from the Manager and * the Management Corporation who have agreed to advance funds to allow us * to pay for offering costs, filing fees, and professional fees.

In order to implement our plan of operations for the next twelve-month * period, we require a minimum of $500,000 of funding from this Offering. * Being a development stage company, we have limited operating history. * After a twelve-month period, we may need additional financing but * currently do not have any arrangements for such financing.

Long term financing will be used to augment the amount raised in this * Offering in order to implement our business plan in part or in full. * The exact amount of that funding will be determined on a project by * project basis.

If we do not receive adequate proceeds from this Offering to carry out * our forecasted operations for the next twelve months, we may have to * limit our operations commensurate with the proceeds raised.

Operational Plan

Our business objective for the next twelve months, provided the * necessary funding is available, is to identify and acquire Properties * with the goal of beginning construction within six (6) months of * acquisition. This timetable is dependent on many factors, including * the amount of funds raised, the location of the Property and local * zoning and building codes.

To finance the acquisition of the Properties, the Fund will be raising * money through this Offering and will seek institutional debt and equity * financing for the balance needed for acquisition, development and * construction of our senior housing communities.

The following chart provides an overview of our anticipated expenditures * for the next twelve months:

Operating Expenses	$350,000
Legal and Accounting	$50,000
General and Administrative	$100,000


DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

Name	Position	Age	Term of Office	Approximate hours per week *
for part-time employees
Laurence J. Pino	CEO	63
	05/2015 - present	30
Charles C. Smith, Jr.	President & Chief Development Officer	67	*
05/2015 - present	30
Sean D. Casterline	Corporate Equity Officer	46	05/2015 - *
present	30
Christopher P. Young	VP & COO	57	05/2015 - present	30
William N. Johnston	Chief Investment Officer	54	05/2015 - *
present	30


Laurence J. Pino, Esquire is Chairman and Chief Executive Officer for the * Manager and Tuscan Gardens Management Group, LLC. He is the CEO and * Founder of The Dynetech Group, Inc., a private equity firm specialized in * developing and growing businesses. He also serves as the Chairman of many * of its affiliates and subsidiaries. His business has involved developing * and growing some 80 distinct business enterprises selling over $1.5 * billion of goods and services and creating hundreds of millions of dollars * of investment capital.

Mr. Pino is a commercial litigation attorney and a member in good standing * of the Bar Associations of New York, Florida and California. Over the past * 30 years, Mr. Pino has transacted numerous real estate, stock, and * investment ventures for himself and his clients exceeding $500 million in * value.

Charles C. Smith, Jr. is President and Chief Development Officer for the * Manager and Tuscan Gardens Management Group, LLC. He is the CEO and * Founder of Delta Advisory Group, Inc., a federally registered investment * advisory firm. During his extensive career, he has been involved in a * wide variety of investments, businesses and investment management, * including as a principle in commercial real estate projects in excess * of $200 million and as a manager of market equities in excess of$150 * million.

Sean D. Casterline is the Corporate Equity Officer for the Manager.    *
He is the President and Founder of Delta Capital Management, LLC, a * Florida registered investment adviser, the President and Chief *
Investment Officer for Delta Advisory Group, Inc. a federally * registered investment adviser, and co-manager for Aegis Wealth *
Management, LLC, a federally registered investment adviser. He is * also a CFA Charter holder.

Christopher P. Young is Vice President and Chief Operations Officer *
for the Manager and Tuscan Gardens Management Group, LLC.   From *
2008 - 2013 he was the Chief Operating Officer for Living Well Lodges * LLC and The Hofmeister Group where he was in charge of the day to day * operations of the companies and the development of the Senior Assisted * Living division.

As the COO for Living Well Lodges LLC, he created the business model * for the site acquisition and market penetration criteria, along with * the operational pro forma's. In addition, Chris developed the * financing model that allowed the placement of seventy-five million * ($75,000,000) dollars in debt and fifteen million ($15,000,000) * dollars in equity for three (3) large Senior Assisted Living * Communities in the state of Florida.

He has financing experience in the use of tax exempt bonds, taxable * bonds, EB-5, traditional bank debt, HUD financing programs, * mezzanine debt and equity. Chris has over 30 years of operational * and executive level experience with a variety of small and large * corporations, including General Motors and General Dynamics. * Additionally, his experience includes small and large scale * construction projects, with up to three hundred million * ($300,000,000) dollars in value.

William N. Johnston is the Chief Investment Officer for the Fund, * the Manager and Tuscan Gardens Management Group, LLC and is * responsible for institutional investor relations and capital * allocation From 2013-2014 he served as Chief Investment Officer * at Unicorp National Developments, a leading developer of retail, * mixed use, and multifamily properties. From 2012-2013 he served * as EVP Corporate Development and Interim Chief Operating Officer * at Digital Risk, LLC, where he delivered over $11mm of annual * operating margin growth through operational improvements and * supported the 2012 sale for $175bn to Mphasis Ltd., (an HP * Company). From 2006 - 2012 he served as the Chief Operating * Officer at Liberty Investment Properties, Inc. where he led * national hotel development programs with Goldman Sachs and *
Angelo Gordon. Over the course of his career He has raised and * invested more than $1.5 billion of capital in various forms * ranging from private equity to structured debt.

Legal Proceedings

There is no information to report.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Name	Capacities in which compensation was received	Cash *
Compensation	Other Compensation	Total Compensation
Laurence J. Pino	CEO
	$0	$0	$0
Charles C. Smith, Jr.	President & Chief Development Officer	*
$10,000	$0	$10,000
Sean D. Casterline	Corporate Equity Officer	$0	*
$0	$0
Christopher P. Young	VP & COO	$10,000	$0	$10,000
William N. Johnston	Chief Investment Officer	$7,000	*
$0	$7,000

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

As no Membership Interests have been issued, no securities are * owned by any officers, directors or the Manager.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

There is no information to report.
SECURITIES BEING OFFERED

Description of the Asset Classes Offered.

Units.   Units will have no voting rights concerning the affairs *
of the Fund. There are no preemptive, subscription or conversion * rights associated with the Units.

Asset and Classes. The Offering consists of eleven (11) asset * classes, as more specifically described below. Persons investing * in each class will become members of the Fund and are subject to * the terms of the Operating Agreement ("Members").

(a)	Class A.  Class A Membership Units represent Membership *
Units which provide their income from all assets owned by the Fund * and not specific to any particular location. An investor in Class * A Membership Units will be investing in the diversified portfolio * of Properties owned by the Fund.

(b)	Class B, C, D, E, F, G, H, I, J, K Membership Units.  These *
classes represent Membership Units which provide their income from * a particular Property which is being developed by the Fund. An * investor in each one of those Membership Units will be investing * in the designated and particular Property to which those * investments will be directed, the specifics of which are more * particularly set out in the Exhibit to the Subscription Agreement * for each Class Membership Unit.

Description of the Securities Offered.

Units. Distributions of Proceeds made by the Fund are made pro * rata to the holders of Preferred Units in that particular Class * based upon one of the following two methods, at the election of * the Preferred Member.

	(a)	Growth & Income Method.  The Growth & Income *
Method shall represent distribution in the following three ways:

(1)	A Fixed Rate of Return on the Capital Contribution, *
which shall accrue for ninety (90) days from the Date of * Investment on all Properties for Class A Preferred Members, * or on a particular Property for each of the additional * Preferred Class Members, payable monthly thereafter; and

(2)	Twenty percent (20%) of the Net Distributable Cash Flow *
on all Properties for Class A Preferred Members or on a * particular Property for each of the additional Preferred Class *
Members, payable annually; and

(3)	A Premium Preference of five percent (5%) of the *
Liquidity Proceeds upon a Liquidity Event or such additional * amount which may be required if greater than five percent (5%), * payable as a premium, to provide a Preferred Member a non-* compounded annual cumulative rate of return of at least fifteen * percent (15%).

	(b)	Lump-Sum Method.  The Lump-Sum Method shall *
represent distribution on all Properties for Class A Preferred * Members or on a particular Property for each of the additional * Preferred Class Members equal to sixty percent (60%) of the * Liquidity Proceeds.

Fixed Rates of Return on Threshold Invested Capital Contributions.

(a)	A Fixed Rate of Return of eight percent (8%)of Invested *
Capital per annum payable on a monthly basis commencing ninety *
(90) days after receipt of funds for those Preferred Members who * have invested up to Ninety-Nine Thousand Nine Hundred and Ninety-* Nine Dollars ($99,999) and elected the Growth & Income Method of * distribution.

(b)	A Fixed Rate of Return of nine percent (9%) of Invested *
Capital per annum payable on a monthly basis commencing ninety *
(90) days after receipt of funds for those Preferred Members who * have invested One Hundred Thousand Dollars ($100,000) to Two * Hundred Forty-Nine Thousand Nine Hundred and Ninety-Nine Dollars * ($249,999) and elected the Growth & Income Method of distribution.

(c)	A Fixed Rate of Return of ten percent (10%) of Invested *
Capital per annum payable on a monthly basis commencing ninety *
(90) days after receipt of funds for those Preferred Members who * have invested Two Hundred Fifty Thousand Dollars ($250,000) or * more and elected the Growth & Income Method of distribution.

(d)	If, in the discretion of the Manager, it is in the best *
interest of the Fund, the Fixed Rate of Return may be accrued to * the Preferred Member's Capital Account rather than distributed in * cash.

Redemption of Preferred Units. The Manager's business model * anticipates a series of Liquidity Events on one or more * Properties of the Fund within a five to seven year time frame * from any particular investment by a Preferred Member. Liquidity * Events may provide for an ongoing series of redemptions as more * specifically set out herein.

(a)	Any Preferred Member may request a redemption of the *
Preferred Member's Preferred Units commencing on the sixtieth *
(60th) month of the Preferred Member's Investment Date and * continuing thereafter (Redemption Request). Upon receipt of the * Preferred Member's Redemption Request, Manager shall provide for * a redemption of the Preferred Member's Membership Interest * within six (6) months thereof based upon the most recent * Valuation Event on all properties for Class A Preferred Members, * or on a particular Property for each of the additional Preferred * Class Members.

(b)	For such purpose, the Manager will provide a Valuation *
Event within the first quarter of each year to establish the * value of Properties owned by the Fund, individually and * cumulatively, as of December 31 of the prior year.

(c)	In the event that the Manager, in its reasonable *
discretion, determines that a redemption pursuant to a Redemption * Request hereinabove would not optimize the value of the Preferred * Member's Preferred Units, the Manager shall have the right to * extend redemption of the Redemption Request by an additional * period of six (6) months.

(d)	The Manager may redeem all or any portion of the *
Preferred Units at the Manager's sole and exclusive discretion * at any time after thirty-six (36) months from the date which the * Certificate of Occupancy is issued; provided, however, that such * redemption shall be for a Unit Value not less than an amount * which reflects a fifteen percent (15%) annual non-compounded * cumulative return to the Preferred Members, or on the value of * all Properties for Class A Preferred Members or on a specific * Property for the other Preferred Class Members, whichever is * higher.

UNAUDITED FINANCIAL STATEMENTS

								Page

Balance Sheet as of June 30, 2015				17

Statement of Income for the period June 9, 2015
(date of inception) to June 30, 2015				18

Statement of Changes in Member's Equity for the
period June 9, 2015 (date of inception)
to June 30, 2015						19

Statement of Cash Flows for the period June
9, 2015 (date of inception) to June 30, 2015			20





TUSCAN GARDENS SECURED INCOME FUND, LLC
BALANCE SHEET


								As of June 30, 2015

ASSETS

CURRENT ASSETS:
Total Current Assets							$50,000

TOTAL ASSETS								$50,000

LIABILITIES AND MEMBER'S EQUITY

CURRENT LIABILITIES:
Accrued Expenses							$0
Total Current Liabilities						$0

TOTAL LIABILITIES							$0

Commitments and Contingencies

MEMBER'S EQUITY
Membership Units
10,000 Units Authorized
Additional Paid-In Capital						$50,000
Accumulated Earnings							$0

TOTAL MEMBER'S EQUITY						$50,000

TOTAL LIABILITIES AND MEMBER'S EQUITY				$50,000



TUSCAN GARDENS SECURED INCOME FUND, LLC
STATEMENT OF INCOME


								For the period June 9, 2015 										(inception) to June 30, 2015

Revenues							$0

Operating Expenses						$0

Operating Loss							$0

Net Income							$0

Basic income (loss) per common share
for continuing operations					$0

Basic weighted average common shares outstanding		$0





TUSCAN GARDENS SECURED INCOME FUND, LLC
STATEMENT OF CHANGE IN MEMBER'S EQUITY


								Total Member's Equity


Opening Balance, June 9, 2015					$0

Preferred Units issued						$0

Additional Paid-in Capital					$50,000

Net Income							$0

Balance June 30, 2015						$50,000




TUSCAN GARDENS SECURED INCOME FUND, LLC
STATEMENT OF CASH FLOWS


								For the period June 9, 2015 										(inception) to June 30, 2015

CASH FLOWS FROM OPERATING ACTIVITIES
Net income from continuing operations			$0
Adjustments to reconcile net income (loss) to
net cash provided by (used in) operating activities		$0

Net cash provided by (used in) operating activities		$0

CASH FLOWS FROM INVESTING ACTIVITIES

Net cash provided by (used in) investing activities		$0

CASH FLOWS FROM FINANCING ACTIVITIES
Capital contributed						$50,000

Net cash (used in) provided by financing activities		$50,000

Net increase in cash
Cash, beginning of period					$0
Cash, end of period						$50,000




SIGNATURES

Pursuant to the requirements of Regulation A, the issuer * certifies that it has reasonable grounds to believe that it * meets all of the requirements for filing on Form 1-A and has * duly caused this Offering statement to be signed on its behalf * by the undersigned, thereunto duly authorized, in the City of * Orlando, State of Florida, on July 2, 2015.

Tuscan Gardens Secured Income Fund, LLC

By	/s/ Janet Horvath-Pino
	Janet Horvath-Pino, Chief Administrative Officer of
	Manager Tuscan Gardens Management Corporation

This Offering statement has been signed by the following * persons in the capacities and on the dates indicated.

/s/ Laurence J. Pino
Laurence J. Pino, Chief Executive Officer

Date:	July 1, 2015


/s/ Charles C. Smith, Jr.
Charles C. Smith, Jr., President and Chief Development Officer

Date:	July 1, 2015


/s/ William N. Johnston
William N. Johnston, Chief Investment Officer

Date:	July 1, 2015